Exhibit 5.1

mwe.com

Our Ref: NJA - 096717.0010

Akari Therapeutics, Plc

Elder House

St Georges Business Park

207 Brooklands Road

Weybridge

Surrey

KT13 0TS

23 December 2020

Dear Sirs

Akari Therapeutics, Plc – Registration Statement on Form F-3 - Exhibit 5.1

1.	Introduction

1.1	We have acted for Akari Therapeutics, Plc, a public limited company incorporated under the laws of England and Wales (the Company), as its legal advisers on English law in connection with its filing on or about the date of this letter with the US Securities and Exchange Commission (the Commission) of a registration statement on Form F-3 (the Registration Statement) under the Securities Act of 1933, as amended (the Securities Act). The Registration Statement is being filed for the registration of the following securities which may subsequently be allotted and issued by the Company up to an aggregate initial offer price of $100,000,000: (i) ordinary shares of USD0.0001 each (Ordinary Shares), (ii) American Depositary Shares (ADSs) representing Ordinary Shares, (iii) debt securities of the Company (Debt Securities), warrants to purchase Ordinary Shares and/or ADSs (Warrants), rights to purchase Ordinary Shares and/or ADSs (Subscription Rights) and units consisting of Ordinary Shares, one or more Debt Securities, Warrants or Subscription Rights, in any combination (Units) (together the Securities).

1.2	We understand that:

1.2.1	Debt Securities, either individually or in combination with other Securities, may be issued under separate Indentures (as defined below) to be entered into between the Company and one or more trustees, if any;

1.2.2	Warrants, either individually or in combination with other Securities, may be issued under a separate warrant agreement to be entered into between the Company and a bank or trust company, as warrant agent (a Warrant Agreement);

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McDermott Will & Emery UK LLP is a limited liability partnership regulated by the Solicitors Regulation Authority and registered in England and Wales, registered number OC311909. The members are solicitors or registered foreign lawyers. A list of members’ names and their professional qualifications is available for inspection at the principal place of business and registered office shown above.

1.2.3	Subscription Rights may be issued under a separate rights agreement to be entered into between the Company and a bank or trust company, as rights agent (a Subscription Agreement); and

1.2.4	Units may be issued under a separate unit agreement to be entered into between the Company and a unit agent to be specified therein (a Unit Agreement and, together with any Indentures, Warrant Agreement and Subscription Agreement, the Governing Documents).

1.3	We have taken instructions solely from you and this opinion is delivered to you in connection only with the filing of the Registration Statement and the issuance of the Securities in accordance with it.

1.4	In rendering this opinion, we have examined and relied upon originals or copies of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for the purpose of this opinion, including (i) the Registration Statement (including the forms of senior indenture and subordinated indenture filed as exhibits 4.7 and 4.8 thereto (the Indentures) but excluding all other documents exhibited thereto or incorporated by reference therein); (ii) the latest certificates of incorporation and change of name and articles of association (the Articles) of the Company; and (iii) searches against the Company’s name of the public registers of Companies House in the UK and the Central Registry of Winding-up Petitions in England on or shortly before the date hereof.

1.5	As to matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon a certificate of an officer of the Company and have assumed, without independent inquiry, the validity and accuracy of that certificate. We have not been responsible for investigating or verifying the accuracy of any facts or the reasonableness of any statement of opinion or intention contained in or relevant to any document.

1.6	The documents and searches set out in paragraphs 1.4 and 1.5 are the only documents or records we have examined and the only searches and enquiries we have carried out for the purposes of this opinion. We have made no further enquiries concerning the Company or any other matter in connection with the giving of this opinion.

1.7	This opinion is limited to English law as applied by the English courts as at the date of this letter and is given on the basis that it will be governed by and construed in accordance with English law. We have not investigated the laws of any country other than England and we assume that no foreign law affects any of the conclusions stated in this opinion.

1.8	This opinion applies only as at the date of this letter. We expressly disclaim any obligation to update this opinion for changes in law or events occurring after that date.

2.	Assumptions

In giving this opinion we have assumed that:

2.1	in respect of Securities to be registered on the Registration Statement, as at the date of each allotment or issue of any Securities or grant of rights to subscribe for Securities:

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2.1.1	the Company will validly exist under the laws of England and Wales and have the necessary corporate power and authority to issue such Securities and to execute and deliver any applicable Governing Document;

2.1.2	the directors of the Company will have sufficient powers under the Companies Act 2006 to allot, issue or grant rights to subscribe those Securities and will only allot, issue and/or grant such rights over those Securities in accordance with such powers given to them;

2.1.3	each allotment and issue of any of the Securities or grant of any rights to subscribe for any of the Securities will be undertaken in accordance with and pursuant to the Articles and in accordance with the duties of the directors of the Company under all applicable laws and all statutory or other pre-emption rights will have been duly disapplied or observed;

2.1.4	no amendments will have been made to the Articles as at the date of any allotment or issue of, or grant of a right to subscribe, any Securities;

2.1.5	the Company will have received in full in cash the subscription or purchase price payable for any of the Securities; and

2.1.6	all consents, approvals, authorizations, notices, filings, recordations, publications and registrations, and the payment of any stamp duties or documentary taxes, which are necessary under any applicable laws or regulations in order to permit the allotment and issue of any of the Securities, will have been or will be duly made or obtained within the period permitted by such laws or regulations;

2.2	the terms and conditions applicable to the Governing Documents and any other instrument or agreement in relation to the allotment or issue of, or grant of rights to subscribe, any Securities will not be inconsistent with the Registration Statement and nor will there be any material provision relating thereto which is not disclosed in the Registration Statement;

2.3	if any Securities are to be sold or issued pursuant to a definitive subscription, underwriting or similar agreement, that agreement will have been duly authorized, executed and delivered by the Company and the other parties thereto, be in force and be the binding obligation of the other parties;

2.4	no law outside England and Wales would be contravened by the execution, delivery, issue or performance of the Governing Documents and any other instruments and documents in relation to the allotment or issue of any of the Securities (and/or the grant of rights to subscribe for any of the Securities) and all such Governing Documents and other instruments and documents will continue to be consistent with all such laws and regulations;

2.5	any allotment or issue of Securities or grant of rights to subscribe for Securities will be in compliance with the Companies Act 2006 and all applicable company, takeover, securities, market abuse, insider dealing, money laundering and bribery and corrupt practices laws and other rules and regulations;

2.6	the Securities and rights to subscribe for any of the Securities, and any communication made in relation thereto, shall not have been offered to the public in the United Kingdom or made in breach of any laws (including but not limited to the Financial Services and Markets Act 2000) and regulations concerning the offer of securities to the public in the United Kingdom or communications made in relation thereto;

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2.7	the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded;

2.8	on the date hereof and as at the date of each allotment or issue of any Securities or grant of rights to subscribe for Securities (a) the Company was not unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986; and (b) it will not become unable to pay its debts within the meaning of that Section as a consequence of entering into or performing the actions to be carried out pursuant to, or any other aspect of the transactions contemplated by, the Registration Statement;

2.9	any relevant documents or agreements which are governed by the laws of any jurisdiction other than England and Wales are legal, valid and binding under the laws by which they are (and are expressed to be) governed, there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

2.10	no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company would be breached or infringed by the matters contemplated by the performance of the actions to be carried out pursuant to, or any other aspect of the transactions contemplated by, the Registration Statement;

2.11	the term “non-assessable” in relation to the Ordinary Shares means that holders of such shares, in respect of which all amounts due as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute further to the liabilities of the Company solely on account of their status as holders of such Ordinary Shares;

2.12	there will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into or performed, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment or issue of, or grant of rights to subscribe, any Securities and no additional document or arrangement affecting any relevant parties which would or might affect this opinion and which was not revealed to us by the documents examined or the searches and enquiries made by us in connection with the giving of this opinion;

2.13	the information in the Searches is true, complete and correct as at the date hereof; and

2.14	all documents reviewed by us were authenticity and complete, conformed with the originals (in the case of copies) and will be duly executed in the same form (in the case of drafts, specimens or pro formas).

3.	Opinion

On the basis of, and subject to, the foregoing and the qualifications set out below and to any matters not disclosed to us and having regard to such considerations of English law in force as at the date of this opinion as we consider relevant, we are of the opinion that:

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3.1	the Ordinary Shares (whether underlying ADSs or not) will be validly issued, fully paid and non-assessable, upon: (i) all necessary corporate actions having been taken to authorize and approve the allotment and issuance the Ordinary Shares, the terms thereof and any related matters; (ii) the receipt by the Company of the full issue price in respect of the Ordinary Shares (being not less than their nominal value) in accordance with, and compliance with the other terms of, any applicable definitive agreement, subscription agreement and/or similar agreement; (iii) the names of the holders of the Ordinary Shares being entered into the register of members of the Company; and (iv) completion of any formalities;

3.2	when the Indentures and any applicable underwriting or other agreement have been duly authorized, executed and delivered by the parties thereto and are in force, the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the relevant Indenture and the Debt Securities have been duly authorized, executed, issued, authenticated, registered and delivered in accordance with the relevant Indenture and any applicable underwriting or other agreement, the Debt Securities will constitute valid and binding obligations of the Company to the extent that this is governed by English law; and

3.3	when a Warrant Agreement, Subscription Agreement or Unit Agreement (as applicable) and any applicable underwriting or other agreement have been duly authorized, executed and delivered by the Company and the other parties thereto and are in force, the specific terms of a particular series of Warrants, Subscription Rights or Units (as applicable) have been duly authorized and established in accordance with the relevant Governing Document and the Warrants, Subscription Rights or Units (as applicable) have been duly authorized, executed, granted, issued, authenticated, registered and delivered (as applicable) in accordance with the relevant Governing Document and any applicable underwriting or other agreement, the Warrants, Subscription Rights or Units (as applicable) will constitute valid and binding obligations of the Company to the extent that this is governed by English law.

4.	Qualifications

The qualifications to which this opinion is subject are as follows:

4.1	the searches detailed in paragraph 1.4 are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding-Up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales;

4.2	insofar as any obligation under the Governing Documents or any other instrument or agreement issued or entered into by the Company is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance;

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4.3	we express no opinion as to whether or not the chosen court will take jurisdiction, or whether the English courts would grant a stay of any proceedings commenced in England, or whether the English courts would grant any relief ancillary to proceedings commenced in a foreign court;

4.4	an English court will not necessarily grant any remedy the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court and, in particular, orders for specific performance and injunctions are, in general, discretionary remedies under English law and specific performance is not available where damages are considered by the court to be an adequate alternative remedy;

4.5	claims may become time-barred or may be or become subject to the defence of set-off or to counterclaim;

4.6	in appropriate cases, English courts will give judgment in a currency other than sterling, although a judgment would have to be converted into sterling for the purposes of enforcement or for claiming in a liquidation;

4.7	the United States and the United Kingdom currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment rendered by a federal or state court in the United States based on civil liability would not automatically be enforceable in England. In order to enforce any judgment in England, proceedings must be initiated by way of a common law action before a court of competent jurisdiction in England. In a common law action, an English court generally will not (subject to the following sentence) reinvestigate the merits of the original matter decided by a US court and will order summary judgment on the basis that there is no defence to the claim for payment. The entry of an enforcement order by the English court is conditional upon the following:

4.7.1	the US court having had jurisdiction over the original proceeding according to English conflicts of laws principles;

4.7.2	the judgment being final and conclusive on the merits and being for a definite sum of money;

4.7.3	the judgment not contravening English public policy;

4.7.4	the judgment being not for a sum payable in respect of taxes or other charges of a like nature, or in respect of a penalty or fine;

4.7.5	the judgment having not been arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained; and

4.7.6	the judgment having not been obtained by fraud or in breach of the principles of natural justice;

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4.8	where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal under the laws of the other jurisdiction;

4.9	the enforcement of obligations may be limited by the provisions of English law applicable to agreements held to have been frustrated by events happening after their execution;

4.10	if a party to any document or to any transfer of, or payment in respect of, any document is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Union or United Kingdom sanctions, or is otherwise the target of any such sanctions, then obligations to that party under the relevant document or in respect of the relevant transfer or payment may be unenforceable or void; and

4.11	this opinion is subject to all applicable laws relating to insolvency, bankruptcy, moratorium, administration, reorganization, fraudulent conveyance, liquidation and other laws of general application relating to or reflecting the rights of creditors and the obligations of debtors.

5.	Benefit of opinion

5.1	This opinion is addressed to you solely for your benefit and may be relied upon solely by you with respect to the filing of the Registration Statement. It is not to be used or relied on for any other purpose, or transmitted to any other person, or relied upon by any other person, or quoted or referred to in any public document, or filed with any government agency or other person, without our prior written consent or except as set out herein. You may disclose this opinion pursuant to any legal or regulatory requirement applicable to you or pursuant to an order of the court applicable to you but no person to whom such a disclosure is made may rely on the contents of this opinion. Except as permitted herein, you may not disclose the contents or the existence of this opinion to others (other than to your legal advisers) without our prior written consent.

5.2	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement; however by giving such consent we do not admit that we are experts under the Securities Act or the rules or regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

Yours faithfully

McDermott Will & Emery UK LLP

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